Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Tender Offer

and Consent Solicitation for Its 8.75% Senior Notes due 2018

DENVER—October 25, 2011— MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that it has commenced a cash tender offer (the “Offer”) for any and all of the outstanding $334,362,000 aggregate principal amount of its 8.75% senior notes due 2018 (CUSIP No. 570506AH8) (the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on November 25, 2011, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on November 9, 2011, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below). The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date (“Initial Settlement Date”) as early as November 10, 2011.  Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,125.00, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,095.00 for each $1,000 principal amount of Notes, and does not include a consent payment. Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. Holders who validly tender their Notes before the Consent Expiration will be eligible to receive payment on the Initial Settlement Date, and holders who validly tender their Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final settlement date, which is expected to be November 28, 2011.

In connection with the Offer, MarkWest is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Expiration.  Following receipt of the consent of holders of a majority in aggregate principal amount of the Notes, MarkWest will execute a supplemental indenture to amend the Indenture to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture.

Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on November 9, 2011, unless extended (the “Withdrawal Time”), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes governed by the Indenture, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the capital markets debt financing announced today raising proceeds on terms satisfactory to MarkWest in an amount sufficient to fund the Offer and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated October 25, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

MarkWest has engaged Barclays Capital Inc. to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the terms of the Offer may be directed to Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 25, 2011.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.